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                                                                  Exhibit (c)(7)
                        [WESTERN ATLAS INC. LETTERHEAD]
                                January 20, 1998


3-D Geophysical, Inc.
8226 Park Meadows Drive
Littleton, Colorado  80124

Gentlemen:

         To induce Western Atlas Inc. ("WAI") to commence its due diligence investigation of 3-D Geophysical, Inc. (the "Company") and to pursue its interest in a possible business combination or other transaction with the Company, WAI and the Company have agreed as follows:

         (1) The Company agrees to negotiate exclusively with WAI through March 9, 1998, or such later date as the parties may agree in writing (such period being referred to herein as the "Exclusivity Period") with respect to a possible business combination between the Company and WAI.

         (2) During the Exclusivity Period, the Company agrees that it shall not, and it shall not permit its subsidiaries, or any officers, directors, employees, financial advisors, and other agents or representatives of the Company or its subsidiaries, directly or indirectly, to solicit or initiate (including by way of furnishing any non-public information concerning the Company or its assets) inquiries or proposals, or participate in any discussions or negotiations with any person, corporation, partnership, or other entity (other than WAI), concerning a merger or other business combination or an acquisition of all or any substantial portion of the Company or its assets (a "Transaction").

         Please confirm your agreement with the foregoing by signing the enclosed copy of this letter and returning it to us, whereupon it will become a binding obligation of WAI and the Company. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and WAI expressly so modifying or waiving such agreements. The Company and WAI hereby acknowledge that the Confidentiality Agreement dated December 19, 1997, remains in full force and effect.

Very truly yours,                                    ACCEPTED AND AGREED:

WESTERN ATLAS INC.                                   3-D GEOPHYSICAL, INC.



By:      /s/ J. William G. Honeybourne               By:      /s/ Joel Friedman
         -----------------------------                        -----------------
         J. William G. Honeybourne                   Its:     Chairman
         Vice President                              Date:    January 20, 1998